Exhibit 3.1

CERTIFICATE OF AMENDMENT TO

AMDNED AND RESTATED CERTIFICATE OF INCORPORATION OF

EXTREME NETWORKS, INC.

Extreme Networks, Inc. (the “Corporation”), a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “General Corporation Law”), does hereby certify that:

FIRST: The name of the Corporation is Extreme Networks, Inc.

SECOND: The Corporation was originally incorporated pursuant to the General Corporation Law on January 7, 1999 under the name Extreme Networks, Inc.

THIRD: The Board of Directors of the Corporation duly adopted resolutions setting forth a proposed amendment (the “Certificate of Amendment”) to the Amended and Restated Certificate of Incorporation, declaring the Certificate of Amendment to be advisable and in the best interests of the Corporation and its stockholders, and authorizing the appropriate officers of the Corporation to solicit the approval of the stockholder therefor at a meeting of the stockholders, which resolutions setting forth the proposed amendment are as follows:

RESOLVED, that Article EIGHTH of the Amended and Restated Certificate of Incorporation of the Corporation, as amended and/or restated to date, be amended and restated in its entirety to read as follows:

A director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable, except to the extent such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as the same exists or hereafter may be amended.

If the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director or officer, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Any repeal or modification of the foregoing provisions of this Article EIGHTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

FOURTH: This Certificate of Amendment has been duly adopted by the Corporation’s stockholders in accordance with the applicable provisions of Section 242 of the General Corporation Law.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer on this 8th day of November, 2023.

EXTREME NETWORKS, INC.

/s/ Edward B. Meyercord
Edward B. Meyercord
President and Chief Executive Officer

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